Exhibit to Item 77C - Matters submitted to a vote of security holders

At a special meeting of shareholders held on May 31, 2011 shares were voted as follows on the proposals presented to the shareholders:

Proposal 1. To consider approving new sub-advisory agreements for HighMark Cognitive Value Fund, HighMark Enhanced Growth
Fund and HighMark International Opportunities Fund between
HighMark Capital Management, Inc. and Bailard, Inc.

                             No. of Shares
Cognitive Value
For                         6,947,555.081
Against                           348.221
Abstain                           494.614
Total                       6,948,397.916


                             No. of Shares
Enhanced Growth
For                         6,907,803.663
Against                         --
Abstain                         3,268.075
Total                       6,911,071.738


                            No. of Shares
International Opportunities
For                        27,797,832.482
Against                         8,902.971
Abstain                        31,214.948
Total                      27,837,950.401